Exhibit 2

                     Letterhead of Knoll Capital Management

                                                     September 5, 2002


Monarch Dental Corporation
Suite 825
15950 N. Dallas Parkway
Dallas, TX 75248

To The Board of Directors of Monarch Dental Corporation:

         $15 Million can be made available, subject to due diligence, to restructure the debt of Monarch Dental Corporation ("MDDS").

         As the representative of the largest independent shareholder of MDDS, I wish to inform the board that I will vigorously oppose any attempt to sell the company below fair value. Considering the availability of funds to restructure the company as illustrated by the attached letter, the board of directors should not enter into deals to sell the company at fire sale prices with low probability of shareholder approval (further destabilizing the business of the company) before exploring a restructuring.

         I am available to discuss this matter at your convenience, and I will be happy to submit a formal proposal and amend my 13D accordingly.

                                                     Sincerely,



                                                     Fred Knoll

cc:      Joe Johnson
         Gray Hampton

                Letterhead of Philadelphia Brokerage Corporation

Monarch Dental Corporation
Board of Directors
Tollway Plaza II
15950 North Dallas Parkway
Dallas, TX 75248


September 5, 2002

Dear Mr. Tygard,

Philadelphia Brokerage Corporation, along with several investment funds we are affiliated with, are proposing a $15 million dollar investment into Monarch Dental Corporation.

We have a commitment of $3 million dollars from a fund managed by Knoll Capital Management, and are highly confident that subject to the completion of the due diligence, the $12 million dollar balance will be placed with investors in the form of debt or equity within 60 days.

We have reached a decision to proceed with an investment in Monarch Dental Corporation and look forward to hearing from you to further discuss this opportunity.

Sincerely,

/s/ Robert A. Fisk
------------------
Robert A. Fisk
Senior Partner